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                                                                    Exhibit 3.2B



                       CERTIFICATE OF AMENDMENT OF BYLAWS
                                       OF
                                   XICOR, INC.

                          Effective as of June 4, 1999



        The undersigned, being the Secretary of Xicor, Inc., hereby certifies that: effective as of the date set forth above, pursuant to the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, effective as of June 4, 1999, Article I of the Bylaws of Xicor, Inc. was amended as follows: the former Section 2 was deleted and replaced by Section 2 as set forth below:

"Section 2. Number and Qualification

        The authorized number of directors of the corporation shall be no less than four (4) nor more than seven (7), with the exact number of directors to be fixed within the limits specified by approval of the Board of Directors or Shareholders.

        This number may be changed by amendment to the Articles of Incorporation or by an amendment to this Section 2, ARTICLE I, of these Bylaws, adopted by the vote or written assent of the Stockholders entitled to exercise majority voting power as provided in Sec. 212."




                                                /S/       JULIUS BLANK
                                                -------------------------------
                                                     Julius Blank, Secretary